UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2022

IAC/INTERACTIVECORP

(Exact name of registrant as specified in charter)

Delaware	001-39356	84-3727412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	IAC	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President and Chief Financial Officer

On January 5, 2022, IAC/InterActiveCorp (the “Registrant” or “IAC”) announced that it had appointed Christopher Halpin as IAC’s Executive Vice President and Chief Financial Officer. The formal date of Mr. Halpin’s appointment to this role was January 3, 2022 and such appointment is expected to be effective on January 26, 2022 (the “Start Date”).

Prior to joining IAC, Mr. Halpin, age 45, will have spent nearly a decade in leadership roles at the National Football League (the “NFL” or the “League”), most recently as NFL Executive Vice President and Chief Strategy & Growth Officer from December 2018 to January 2022, in which capacity he oversaw all strategic growth and development opportunities, including the League’s digital and sports betting strategies, data and analytics, and its expansion internationally. From March 2017 to December 2018, Mr. Halpin served as the League’s Chief Strategy Officer. Prior to (and from March 2017 to March 2018, contemporaneously with) this role, Mr. Halpin led the League’s Consumer Products business from August 2014 to March 2018, including its activities in ecommerce and gaming, and before that time, he led strategy and business development for the League’s media business from June 2013 to August 2014. Before joining the NFL, Mr. Halpin was a Partner and Managing Director at Providence Equity Partners, where he worked for thirteen (13) years, during which time he led transactions across the firm’s media, entertainment and technology investments. Mr. Halpin began his career in the Merchant Banking Department of Goldman Sachs & Co.

Compensatory Arrangements of Executive Vice President and Chief Financial Officer

In connection with Mr. Halpin’s appointment, on January 4, 2022, IAC and Mr. Halpin entered into an employment agreement (the “Employment Agreement”).

Term. The Employment Agreement has a scheduled term of one year from the Start Date and provides for automatic renewals for successive one year terms absent written notice from IAC or Mr. Halpin ninety (90) days prior to the expiration of the then current term.

Compensation. The Employment Agreement provides that during the term, Mr. Halpin will be eligible to receive an annual base salary (currently $600,000), discretionary annual cash bonuses, equity awards and such other employee benefits as may be reasonably determined by the Compensation and Human Resources Committee of IAC’s Board of Directors.

The Employment Agreement also provides that as promptly as practicable following the Start Date, Mr. Halpin shall be paid a signing bonus in the amount of $500,000. In addition, as of the Start Date, Mr. Halpin shall receive:

(i)	a grant of IAC restricted stock units with a fair market value of $2,500,000, vesting in one lump sum installment on the one (1) year anniversary of the Start Date, subject to continued service (the “Signing RSUs”); and

(ii)	a grant of IAC restricted stock units with a fair market value of $22,500,000, vesting in one lump sum installment on the five (5) year anniversary of the Start Date, subject to continued service and with partial vesting upon certain terminations of employment (the “Five Year RSUs”).

Severance. Upon a termination of Mr. Halpin’s employment by IAC without “cause” (and other than by reason of death or disability), Mr. Halpin’s resignation for “good reason” or the timely delivery of a non-renewal notice by IAC (a “Qualifying Termination”), subject to Mr. Halpin’s execution and non-revocation of a release and his compliance with the restrictive covenants set forth below:

(i)	IAC will continue to pay Mr. Halpin his annual base salary for one (1) year following such Qualifying Termination (the “Severance Period”), subject to offset for amounts received from other employment during the Severance Period;

(ii)	the Signing RSUs shall be treated as though they vested monthly pro rata for each full month of service over the Severance Period and shall vest as of the date of such Qualifying Termination; and

(iii)	all other remaining unvested IAC equity awards (including the Five Year Award and all other cliff vesting awards, if any, which shall be pro-rated as though such awards had an annual vesting schedule) held by Mr. Halpin that would have otherwise vested during the Severance Period shall vest as of the date of such Qualifying Termination.

Restrictive Covenants. Pursuant to the Employment Agreement, Mr. Halpin is bound by a covenant not to compete with IAC and its businesses during the term of his employment and the Severance Period and by covenants not to solicit IAC’s employees or business partners during the term of his employment and for eighteen (18) months after a Qualifying Termination. In addition, Mr. Halpin has agreed not to use or disclose any confidential information of IAC or its affiliates and to be bound be customary covenants relating to proprietary rights and the related assignment of such rights.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of IAC/InterActiveCorp, dated January 5, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/InterActiveCorp

By:	/s/ Kendall Handler
Name:	Kendall Handler
Title:	Executive Vice President & Chief Legal Officer

Date: January 5, 2022

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